CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 2, 2013 included herein, which includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ RBSM LLP

New York, New York

September 27, 2013